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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS

                  We consent to the incorporation by reference in the Registration Statement on Form S-3 of Cytoclonal Pharmaceutics Inc. (the "Company") of our report dated February 7, 1997 (with respect to Note K[2] February 21, 1997) relating to the balance sheet of the Company as of December 31, 1996 and the related statements of operations, changes in stockholders' equity (capital deficiency) and cash flows for each of the years in the two-year period ended December 31, 1996 and for the period September 11, 1991 (inception) through December 31, 1996 included in the Company's annual report on Form 10-KSB for the fiscal year ended December 31, 1996. We also consent to the reference to our firm under the caption "Experts" in the prospectus.


RICHARD A. EISNER COMPANY, LLP

New York, New York
April 14, 1997